EXHIBIT 99


NEWS RELEASE                            PEOPLES BANCORP INC. - P.O. BOX 738
                                        MARIETTA, OHIO -45750
                                        www.peoplesbancorp.com


FOR IMMEDIATE RELEASE          Contact:  Larry E. Holdren
March 29, 2000                           President, Retail and Banking Division
                                         (740) 373-3155
                                         lholdren@peoplesbancorp.com


                    PEOPLES BANK TO OPEN FULL-SERVICE OFFICE
                                ON EMERSON AVENUE
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            New location will increase customer access in Wood County

         Marietta, Ohio - Peoples Bank, a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), today announced expansion of its market presence in Parkersburg, West Virginia, with the upcoming opening of its fourth sales office in Wood County.
         Larry E. Holdren, President of Peoples Bank's Retail and Banking Division, commented, "Recently we purchased the property at 3411 Emerson Avenue that was the former site of the Broughton's Ice Cream Store and Restaurant. We are excited by the opportunities to fill customer needs on the north side of Parkersburg."
         Although remodeling plans are incomplete at this time, Holdren hopes the new Peoples Bank office will be open to customers in October, 2000. "The remodeling of the Emerson Avenue property gives us a chance to create a dynamic, retail-oriented sales office that will offer easy access to all our financial products and services," Holdren said.
The Emerson Avenue office will also offer an ATM for 24-hour banking convenience.
         The Emerson Avenue location will complement Peoples Bank's sales office in the nearby Vienna Wal-Mart supercenter, which opened in mid-1999. "After reviewing many possible office sites in Parkersburg, we believe the Emerson Avenue location will be a good fit for our growing customer base in Wood County," said Holdren. "We anticipate that the many residents and businesses in north Parkersburg will view our full-service office as a great place for their financial service needs, from deposits to loans to insurance."
         Peoples Bank also has a full-service office at 2107 Pike Street in Parkersburg and in the recently opened Wal-Mart supercenter in the Patriot Center just south of Parkersburg.
         Peoples Bank is a subsidiary of Peoples Bancorp Inc., a diversified financial services company with over $1 billion in assets. Peoples Bank offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp also makes available other financial services via Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs. Securities are offered exclusively through Raymond James Financial Services, Member NASD/SIPC, an independent broker/dealer located at Peoples Bank. Peoples Insurance provides a full set of life, property and casualty insurance products and services, through Northwest Territory Life Insurance Agency, Inc. and Northwest Territory Property and Casualty Insurance Agency, Inc. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE